EXHIBIT 10.7

FORM OF

KEYCORP

Executive Officer Grants

AWARD OF RESTRICTED STOCK UNITS

(Long Term Incentive Award)

<<Name>>

By action of the Compensation and Organization Committee (the “Committee”) of the Board of Directors of KeyCorp, taken pursuant to the KeyCorp 2010 Equity Compensation Plan (the “Equity Plan”), you have been awarded KeyCorp Restricted Stock Units that are subject to vesting upon the passing of time (“Award of Restricted Stock Units” or “Award”).

This Award remains subject to the terms and conditions of the Equity Plan, the terms of this Award of Restricted Stock Units Agreement (“Award Agreement”) and the terms and conditions of the attached Acceptance Agreement (“Acceptance Agreement”). All capitalized terms used in both this Award Agreement and the Acceptance Agreement will have the same meaning as provided under the 2010 Equity Compensation Plan.

1. Grant Date. The grant date of this Award is March 1, 2013.

2.	Vesting of Award. Subject to your continuous employment with KeyCorp, its Affiliate or Subsidiary (collectively, “Key”) through the applicable vesting or termination date, the Restricted Stock Units subject to this Award shall vest on the earlier of:

(i)	the following 4-year graded vesting schedule:

(a)	Twelve full calendar months from the grant date	25% of the Award
(b)	Twenty-Four full calendar months from the grant date	50% of the Award
(c)	Thirty-Six full calendar months from the grant date	75% of the Award
(d)	Forty-Eight full calendar months from the grant date	100% of the Award,

or

(ii)	the date that is not more than two years following a Change of Control, provided that your employment has been terminated under circumstances that entitle you to receive salary continuation benefits under the KeyCorp Separation Pay Plan or under any KeyCorp Change of Control or similar arrangement or agreement,

As a condition of receiving this Award of Restricted Stock Units, you understand and agree that KeyCorp may, at any time, decrease or eliminate the number of Restricted Stock Units that would otherwise vest in accordance with the annual risk-adjusted vesting provisions set forth in the KeyCorp Incentive Compensation Program and Policy, as the same may be amended from time to time. Without limiting the foregoing, adjustments to vesting may result from any (or a combination) of the following: (i) your individual risk performance; or (ii) business performance that includes (a) the event of significant credit, market or operational losses, or (b) negative pre-provision net revenue.

3. Transfers Void. Any purported transfer or encumbrance of all or any part of the Restricted Stock Units subject to this Award prior to the time that the Restricted Stock Units vest in accordance with the provisions of paragraph 2 hereof shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Stock Units or the Common Shares underlying this Award.

4. Effect of Termination. If you die, become Disabled, or you are Terminated Under Limited Circumstances or Retire before fully vesting in this Award of Restricted Stock Units, the following vesting requirements will apply to this Award:

(a)	Death or Disability. In the event of your death or Disability, your Restricted Stock Units shall continue to vest in accordance with the vesting provisions of Section 2 hereof.

(b)	Termination Under Limited Circumstances. In the event of your termination from Key under conditions that constitute a Termination Under Limited Circumstances, KeyCorp shall immediately vest a pro rata number of your not vested Restricted Stock Units as of the date of your Termination Under Limited Circumstances and you shall forfeit your remaining not vested Restricted Stock Units as of that date.

(c)	Retirement on or after age 55 with a minimum of 5 full years of service. Upon your retirement from Key following your attainment of age 55 with a minimum of 5 full years of service, KeyCorp shall immediately vest a pro rata number of your not vested Restricted Stock Units as of the date of your retirement date, and you shall forfeit your remaining not vested Restricted Stock Units as of that date.

(d)	Retirement on or after age 60 with a minimum of 10 full years of service. Upon your retirement from Key following your attainment of age 60 with a minimum of 10 full years of service:

(i) if your retirement date occurs within twelve months of this Award grant date, KeyCorp shall immediately vest a pro rata number of your not vested Restricted Stock Units as of your retirement date, and you shall forfeit your remaining not vested Restricted Stock Units as of that date.

(ii) if your retirement date occurs more than twelve months following this Award grant date, you will continue to vest in the Restricted Stock Units in accordance with the vesting provisions of Section 2 hereof.

The pro rata vesting as provided for under this Section 4, shall be determined by multiplying the number of not vested Restricted Stock Units granted under this Award by a fraction, the numerator of which shall be the number of full months measured from the Award grant date up through the date of your Termination Under Limited Circumstances or your Retirement date under Section 4(c) or 4(d)(i) above, and the denominator of which shall be 48.

For purposes of this Section 4,

(i) The term “full years of service” will be calculated by measuring your years of service with Key commencing on the grant date of this Award of Restricted Stock Units; a full year of service will be computed based on a 12-consecutive full month period.

(ii) The term “Retirement” means your termination of employment with but will not include your Termination for Cause (regardless of your age or service at the time of termination).

(iii) The term “Disability” shall mean your becoming eligible for disability benefits under the KeyCorp Long Term Disability Plan and your separation from service from Key, and

(iv) The term “Termination Under Limited Circumstances” shall mean your termination from Key under circumstances in which you become entitled to receive (i) severance benefits under the KeyCorp Separation Pay Plan, or (ii) salary continuation benefits under the terms of an employment separation or letter agreement with Key, including, without limitation, a Change of Control Agreement, but shall specifically exclude your Termination for Cause.

5.	Payment of Restricted Stock Units. Vested Restricted Stock Units shall be paid in the form of Common Shares, which shall be delivered no later than 30 days following the Restricted Stock Units applicable vesting date.

6.	Forfeiture. If your employment with KeyCorp, its Affiliate or Subsidiary terminates for any reason other than as set forth in Section 4 hereof, any unvested Restricted Stock Units shall be immediately forfeited.

7.	KeyCorp Stock Ownership Guidelines. If you are subject to and have not met the KeyCorp Stock Ownership Guidelines, you may not sell or otherwise transfer the Common Shares provided to you upon vesting in the Restricted Stock Units until and unless you meet the Stock Ownership Guidelines or you terminate your employment with KeyCorp, or its Affiliate or Subsidiary; provided, however, that notwithstanding the foregoing, you may sell the number of Common Shares necessary to satisfy any withholding tax obligation that may arise in connection with the vesting in this Award of Restricted Stock Units even if you have not met the Stock Ownership Guidelines.

8.	Harmful Activity. Notwithstanding any other provision of this Award Agreement to the contrary, if you engage in any “harmful activity” (as that term is defined in the Equity Plan) prior to or within six months after your termination of employment with KeyCorp, then any not vested Restricted Stock Units not otherwise forfeited at the time of your termination shall be immediately forfeited and all vested Common Shares provided to you under the provisions of paragraph 5 within one year prior to your termination of employment shall become immediately forfeited and all profits realized by you from your sale of any such Common Shares shall inure to and become payable to KeyCorp upon KeyCorp’s demand.

9.	Right to Dividend Equivalents. Each Restricted Stock Unit is granted with a related dividend equivalent which is subject to the same terms and conditions as the Restricted Stock Units. Each dividend equivalent represents the right to a payment of any dividends paid on a Common Share between the Grant Date and vesting date of the related Restricted Stock Unit. Dividend equivalents are deemed reinvested in Common Shares, which will be delivered at the same time as the Common Shares are delivered upon vesting in the related Restricted Stock Unit.

10.	Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Award and the Equity Plan comply with the provisions of Section 409A of the Internal Revenue Code. The Award and the Equity Plan shall be administrated in a manner consistent with this intent, and any provision that would cause the Award or the Equity Plan to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by KeyCorp without your consent). In particular, to the extent that your right to receive payment of the Restricted Stock Units becomes nonforfeitable and the event triggering your right to payment is your termination of employment, then notwithstanding anything to the contrary, payment will be made to you, to the extent necessary to comply with Section 409A, on the earlier of (a) your “separation from service” with KeyCorp (determined in accordance with section 409A); provided, however, that in case you are a “specified employee” (within the meaning of Section 409A), your date of payment shall not occur until the first day of the seventh month following the date of your separation from service with KeyCorp or (b) your death.

11.	KeyCorp’s Reservation of Rights. As a condition of receiving this Award, you acknowledge and agree that KeyCorp intends to comply with requirements of the (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including clawback provisions), as the same may be amended from time to time, (ii) the Federal Reserve’s Guidance on Sound Incentive Compensation Policies, and (iii) KeyCorp’s risk requirements and risk policies. As a condition of your receiving this Award of Restricted Stock Units, you understand and agree that on an annual basis this Award will be risk balanced in accordance with KeyCorp’s risk policies and procedures, and Key may, in its sole discretion, (i) decrease or forfeit all or any part of this Award and the Restricted Stock Units granted to you, (ii) initiate a clawback of all or any part of this Award and the Restricted Stock Units granted to you, and/or (iii) demand your transfer of the Common Shares paid to you upon the vesting of all or any part of this Award back to Key and the repayment of any profits that you may have realized from your sale of such Common Shares.

12.	Conditions. The grant of this Award of Restricted Stock Units to you is conditioned upon your agreement and compliance with the foregoing terms of this Award Agreement, and your agreement and compliance with the attached Acceptance Agreement.

13.	Amendment and Modification. The terms and conditions of this Award Agreement may not be modified, amended or waived except by an instrument in writing signed by a duly authorized executive officer of KeyCorp.

Craig A. Buffie
Chief Human Resources Officer

March 1, 2013

ACCEPTANCE AGREEMENT

I acknowledge receipt of the attached award of Restricted Stock Units (Award) and in consideration thereof, I accept such Award subject to the terms and conditions of the KeyCorp Equity Plan (including, without limitation the harmful activity provisions of the Equity Plan), the Award Agreement, and the restrictions that are set forth in this Acceptance Agreement.

I also understand and agree that the restrictions set forth in this Acceptance Agreement are (i) in addition to, and do not in any way limit or vary the restrictions that are contained in any other agreement, plan, policy, or practice that are applicable to me as an employee of KeyCorp, or its Subsidiaries or Affiliates (hereinafter collectively referred to as “Key”), (ii) independent of any Equity Plan provisions, and (iii) binding upon me regardless of whether I vest, sell, transfer, pledge, hypothecate, or otherwise dispose of the Award or the Common Shares granted to me upon the vesting of the Restricted Stock Units.

1.	I recognize the importance of preserving the confidentiality of Non-Public Information of Key, and I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) both during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon the termination of my employment with Key, I will immediately return to Key all documents, data, and things in my possession or to which I have access that involve such Non-Public Information. I also agree to enter into and to execute nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship.

2.	I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property, and that any Intellectual Property which I create with any of Key’s resources or assistance, or which pertains to the business of Key is the property of Key. I hereby agree and I hereby assign to Key all right, title, and interest in and absolute title to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and I agree that I will execute all patent applications and assignments thereof on Key’s behalf without additional compensation.

3.	Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key Employee. The term Key Employee for purposes of this Acceptance Agreement includes (i) all current Key employees, and (ii) all persons who were employed by Key at any time during the six (6) month period prior to my termination from Key without the written consent of Key (which consent Key may grant or withhold in its discretion).

4.	(a) Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not directly, or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with any Key customer or potential customer with whom I interacted, became acquainted, or learned of through access to information while employed at Key, without the written consent of Key (which consent it may grant or withhold in its discretion).

(b) In the event that my employment is terminated with Key as a result of a Termination Under Limited Circumstances, the restrictions in paragraph 4(a) of this Agreement shall become inapplicable to me; however, the restrictions in paragraphs 1, 2, and 3 of this Acceptance Agreement shall remain in full force and effect.

5.	I agree that the Award Agreement and this Acceptance Agreement will be governed by Ohio law without regard to the conflicts of laws principles, and that if any term, condition, clause or provision of the Award Agreement or this Acceptance Agreement is determined by a Court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision determined to be void or invalid shall be stricken, and the remainder of the Award Agreement and this Acceptance Agreement shall remain in full force and effect in all other aspects.

I also understand and agree that if I engage in any activity that is in violation of the Award Agreement or this Acceptance Agreement, such conduct may cause serious damage and irreparable injury to Key, and Key at its election may terminate my employment (if I am still employed), seek monetary damages and attorney fees, and injunctive relief without the necessity of posting bond, as well as any and all other equitable relief to which it may be entitled under the law, the Award Agreement and this Acceptance Agreement.

MY ACKNOWLEDGEMENT

BY ACCEPTING THIS AWARD OF RESTRICTED STOCK UNITS AND THIS ACCEPTANCE AGREEMENT, I ACKNOWLEDGE THAT I HAVE HAD AMPLE OPPORTUNITY (i) TO READ THIS AGREEMENT AND EQUITY PLAN, (ii) TO MAKE A DILIGENT INQUIRY, (iii) TO ASK QUESTIONS, AND (vi) TO CONSULT WITH MY ATTORNEY IF I CHOSE TO DO SO.